EXHIBIT 99.1

Media Contacts:	Investor Contacts:
Bill Price	Steve Frank
1-973-443-2742 (o)	1-973-822-7141 (o)
william.price@zoetis.com	steve.frank@zoetis.com

Kristen Seely	Nick Soonthornchai
1-973-443-2777 (o)	1-973-443-2792 (o)
kristen.seely@zoetis.com	nick.soonthornchai@zoetis.com

Zoetis Declares First Quarter 2023 Dividend; Board Approves 15% Payment Increase

PARSIPPANY, N.J. – December 8, 2022 –The Board of Directors of Zoetis Inc. (NYSE:ZTS) has declared a dividend of $0.375 per share for the first quarter of 2023, an increase of 15% from the quarterly dividend rate paid in 2022. The dividend will be paid on Wednesday, March 1, 2023, to all holders of record of the Company’s common stock as of the close of business on Friday, January 20, 2023.

“Zoetis has continued to perform well this year thanks to our diverse, durable product portfolio and global scale,” said Wetteny Joseph, Executive Vice President and Chief Financial Officer at Zoetis. “We are well-positioned to generate increased cash for future investment opportunities, and I am pleased to announce that we are increasing our dividend by 15% in 2023 as part of our commitment to returning excess capital to shareholders.”

About Zoetis
As the world’s leading animal health company, Zoetis is driven by a singular purpose: to nurture our world and humankind by advancing care for animals. After 70 years innovating ways to predict, prevent, detect, and treat animal illness, Zoetis continues to stand by those raising and caring for animals worldwide -- from livestock farmers to veterinarians and pet owners. The company’s leading portfolio and pipeline of medicines, vaccines, diagnostics and technologies make a difference in over 100 countries. A Fortune 500 company, Zoetis generated revenue of
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$7.8 billion in 2021 with approximately 12,100 employees. For more information, visit www.zoetis.com.

DISCLOSURE NOTICES
Forward-Looking Statements: This press release contains forward-looking statements, which reflect the current views of Zoetis with respect to business plans or prospects, future operating or financial performance, future use of cash and dividend payments, and other future events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management's underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Zoetis expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including in the sections thereof captioned “Forward-Looking Statements and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” in our Quarterly Reports on Form 10-Q and in our Current Reports on Form 8-K. Such risks and uncertainties may be amplified by the COVID-19 global pandemic and its potential impact on the global economy and our business. These filings and subsequent filings are available online at www.sec.gov, www.zoetis.com, or on request from Zoetis.

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